Exhibit 10.15

Permanent Full-time Award Free Employment Contract

TRITIUM PTY LTD ACN 095 500 280

JANE HUNTER

AGREEMENT
Parties	The Employer named in Item 1 of Schedule A.
(Company)

The Employee named in Item 2 of Schedule A.
(Employee or You)

BACKGROUND

A.	The Company has agreed to employ the Employee in the Position described in Item 3 of Schedule A.

B.	The Employee agrees to the appointment, and to work for the Company, on the terms and conditions set out in this Contract.

1.	COMMENCEMENT AND BASIS OF EMPLOYMENT

1.1.	You will be employed in the Position as specified in Item 3 of Schedule A.

1.2.	You will be required to report to the person specified in Item 4 of Schedule A.

1.3.	Your employment commenced on the date specified in Item 5 of Schedule A.

1.4.	The terms and conditions set out in this Contract commence on the date specified in Item 6 of Schedule A.

1.5.	At any time up until the date specified in Item 6 of schedule A, your offer of employment may be unilaterally withdrawn by the Company.

1.6.	You will be employed on the basis specified in Item 7 of Schedule A.

1.7.	The minimum conditions of your employment are regulated by this Contract, and the Applicable Legislation specified in Item 8 of Schedule A.

2.	PROBATIONARY PERIOD

2.1	If your employment is subject to a probationary period, the probationary period will be specified in Item 9 of Schedule A.

2.2	The probationary period is intended to enable both yourself and the Company to determine if you are suited to the role for which you have been employed.

2.3

At any time during the probationary period, either you or the Company can terminate your employment by giving one (1) weeks’ notice. Failure to provide notice will mean payment in lieu or the forfeiting of one (1) week, as the case may be.

2.4	This clause 2 does not affect the minimum employment period in accordance with the Applicable Legislation.

3.	POSITION REQUIREMENTS

3.1.

You will be required to perform the duties of the Position as outlined in the attached Position Description in Schedule B of this Contract together with those duties and responsibilities ordinarily associated with the Position. In addition, you will be required to perform any other duties, for which you have the appropriate skill and or training, which are assigned to you by the Company from time to time.

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3.2.

You will be required to perform your duties conscientiously, in good faith, and exercising all due care, skill and diligence. You will also be required at all times to promote the interests of the Company and comply with lawful and reasonable directions.

3.3.	You may also be required to perform duties from time to time for the Company’s related entities.

3.4.	You agree that you will:

(a)	not act in a manner which is capable of breaching the Company’s trust and confidence in you;

(b)	devote your whole time and attention during work hours to performing your duties; and

(c)	comply with all legislation and regulations that apply to you in your employment with the Company.

4.	WARRANTIES

4.1.	You warrant that by accepting employment with the Company and performing the duties of your Position:

(a)

you are not, nor will not, be breaching any obligations you owe to any other person (such as a previous employer), nor causing the Company or its associated entities any liability to any other person; and

(b)

you have disclosed all information relevant to your employment with the Company, including but not limited to any information which may prohibit or make untenable you performing the inherent requirements of your Position, and that such information is true and correct; and

(c)

you are eligible to work in Australia and will immediately notify the Company if at any time during the course of your employment you are no longer eligible to work in Australia. You agree to provide evidence to support your eligibility to work in Australia on request by the Company.

4.2.	You acknowledge that the Company has relied upon your warranties at clause 4.1 in entering into this Contract.

5.	LOCATION

5.1.	The Position will be based at the location specified at Item 10 of Schedule A.

5.2.

Depending upon the requirements of the Position, you may be required to travel to and/or work, at or from other locations, from time to time. You agree to work at any of the different locations where the Company requires you to do so.

6.	REMUNERATION

6.1.	You will be paid as specified at Item 11 of Schedule A.

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6.2.	You will be paid by electronic funds transfer into your nominated account on the 15th day of each month or the nearest business day.

6.3.

Unless otherwise prohibited by the Applicable Legislation, you agree that the Company may deduct from any pay or payments owing to you, monies overpaid to you, compensation for any goods and property not returned, unfinished payments, protective clothing, tools or any other debt owing by you to the Company

6.4.

If a deduction is not made in accordance with clause 6.3, or a deduction does not cover the full amount owed, you agree to immediately repay to the Company any amounts owed unless alternative repayments are reached with the Company. You acknowledge and agree that you are responsible for compensation for goods and property not returned, unfinished payments, protective clothing, tools or any other debts owing by you to the Company. You agree to immediately repay to the Company all such amounts owed, unless alternative repayment arrangements are reached with the Company.

6.5.	Details of your remuneration under this Contract are to be kept confidential and not discussed with other employees.

6.6.	Superannuation

(a)	The Company will contribute employer superannuation on your behalf in accordance with the Superannuation Guarantee Legislation.

6.7.	Other benefits

(a)	You will be entitled to the benefits set out at Item 12 of Schedule A.

6.8.	Remuneration Acknowledgement

(a)	In light of the level of your remuneration, you make the acknowledgement set out at Item 15 of Schedule A.

7.	HOURS OF WORK

7.1.	Your ordinary hours of work are set out at Item 13 of Schedule A.

8.	LEAVE

8.1.	Annual Leave

(a)	You are entitled annual leave in accordance with the Applicable Legislation.

(b)

If you are entitled to an additional amount for leave loading, this will be specified in Item 14 of Schedule A, otherwise, you acknowledge and agree that your remuneration has been set at a level to sufficiently compensate you for any leave loading that may be payable from time to time.

(c)	If you and the Company are unable to agree on a mutually convenient time to take leave, the Company may direct you to take annual leave according to the Applicable Legislation.

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(d)	The Company may require you to take annual leave if the requirement is reasonable, for example:

(i)	as part of a close-down of the Company’s operations (including any shut down over the Christmas/New Year period); or

(ii)	where an excessive amount of paid annual leave is accrued.

8.2.	Personal / Carer’s Leave

(a)	You are entitled to personal/carer’s leave in accordance with the Applicable Legislation.

(b)	Personal/carer’s leave may be taken:

(i)	if you are not fit to work because of a personal illness or injury; or

(ii)	for the purpose of caring for a member of your immediate family or a member of your household who requires care or support because of illness, injury or an unexpected emergency affecting the member.

(c)

You must notify your Manager that you are taking personal/carer’s leave as soon as practicable. As a guide, you should attempt to inform your Manager of your absence at least two hours prior to the scheduled start time. You must also provide the actual or expected period that you will be unable to work.

(d)

You must also supply satisfactory evidence to the Company that your absence was due to a reason justifying personal/carer’s leave (e.g. a medical certificate). You may also be requested to provide such documentation for other absences, at the discretion of the Company.

8.3.	Long Service leave

(a)	You will be entitled to long service leave in accordance with the long service leave provisions of the relevant legislation setting out minimum entitlements to long service leave.

8.4.	Other Leave Entitlements

(a)	You will be entitled to parental leave, compassionate leave, community service leave and leave to deal with family and domestic violence in accordance with the Applicable Legislation.

9.	TERMINATION OF EMPLOYMENT

9.1.	Your employment may be terminated by either you or the Company in writing to the other party if the notice period specified in Item 16 of Schedule A is given.

9.2.

In either case, the Company may at its absolute discretion, elect to pay you in accordance with Item 16 in lieu of part or all of your notice period. The Company may require you not to report for work or provide you with altered duties during part or all of your notice period.

9.3.	Nothing in this clause 9 affects the operation of clause 2.

9.4.	If you give less than the notice period, a lawful deduction may be made as permitted at law.

9.5.	The Company may terminate this Contract at any time without notice if you:

(a)	engage in a material act of misconduct, including but not limited to misappropriation of trade secrets, fraud, or embezzlement;

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(b)	commit a crime involving dishonesty, breach of trust, or physical harm to any person;

(c)	commit any serious or persistent breach of any of the provisions of this Contract;

(d)	commit any breach of any of the warranties contained in clause 4.1;

(e)	are guilty of any gross misconduct or wilful neglect in the discharge of your duties;

(f)	are charged with or convicted of any criminal offence that, in the reasonable opinion of the Company, affects your position as an employee of the Company; or

(g)	engage in any conduct defined as “serious misconduct” under Applicable Legislation or the Fair Work Regulations 2009 (Cth) (as amended from time to time).

9.6.

You agree that all notes, memoranda, lists, training materials, documents recording or embodying Intellectual Property Rights (as defined in clause 14) which are owned by or vest in the Company under clause 14, Confidential Information (clause 13) and other records of or in connection with your employment or any dealings, customers, affairs or business of the Company made by you or otherwise are the property of the Company, and you will immediately surrender all such property to your Manager upon termination of your employment with the Company, and delete or destroy copies of same, provided that the Company is provided with copies of such information.

10.	SUSPENSION OF EMPLOYMENT / STAND DOWN

10.1.

The Company may suspend your employment on full pay (excluding any bonus payments or incentive plan payments) for a reasonable period in relation to any conduct or performance, including for the purposes of conducting an investigation into your alleged misconduct and/or unsatisfactory performance.

10.2.	Where one of the matters in section 524(1) of the Applicable Legislation exists, the Company may stand you down, without pay.

11.	REDUNDANCY

11.1.

“Redundancy” means loss of employment due to the Company no longer requiring the job you have been doing to be performed by anyone, and this is not due to the ordinary and customary turnover of labour. In the event of redundancy, the redundancy provisions of the Applicable Legislation will apply.

12.	CHANGE OF CONTROL

12.1.	Change of Control means an Acquisition, Merger, Change of Board or Takeover as set out below:

(a)	“Acquisition” means where the Company obtains legal or equitable ownership of 51% or more in another company;

(b)

“Merger” means where the Company combines with one or more other corporations such that the other corporation is absorbed into the structure of the Company and loses its separate identity; or the combination of the Company with another corporation such that the Company is absorbed into the structure of the other corporation; or consummation of a merger of the Company with or into another entity if Company’s capital stock represents less than 50% of the voting power of the surviving entity or its parent;

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(c)

“Change of Board” means persons who as of the Effective Date constitute the Company’s Board of Directors cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board (excluding Directors elected by a majority of incumbent Directors);

(d)	“Takeover” means the acquisition by a corporation or entity of legal or equitable ownership of 51% or more in the Company.

12.2.	Good Reason means:

(a)	without your prior written consent:

(i)	a material reduction in your annual base salary; or

(ii)	a material diminution in your duties, responsibilities and authority with the Company.

(b)	provided, that:

(i)	you first provide the Company with written notice thereof within sixty (60) days after you become aware of the occurrence of such event; and

(ii)	to the extent correctable, the Company fails to cure the circumstance or event so identified within thirty (30) days after receipt of such notice.

12.3.

Upon any Change of Control or Good Reason taking effect during the term, or within 12 months after or 6 months prior to, involuntary termination of your employment (except in accordance with clause 9.5), the Company must pay the Change of Control Payment set out in Item 17 of Schedule A.

12.4.	Upon any Good Reason taking effect, you may:

(a)	resign effective from the date thirty (30) days after the expiration of the Company’s cure period; or

(b)	continue to remain employed by the Company or the entity which has assumed control of the Company after the effective date.

12.5.

Your right to resign or continue employment is independent of the Company’s obligations to pay the Change of Control Payment. The parties agree the obligation to pay the Change of Control Payment is mandatory regardless of your election in relation to whether to continue employment.

12.6.	The parties agree the obligation of the Company to pay the Change of Control Payment is independent of the Company’s other payment obligations.

12.7.	Nothing in this clause affects the Company’s Termination of Employment rights in Clause 9.

13.	CONFIDENTIAL INFORMATION

13.1.

For the purposes of this Contract, Confidential Information means jointly and severally your employment conditions and the conditions of other employees, customer details, price lists, costings, supplier details, information systems, trade or business secrets, formats, sales management, software, the material, improvements, information, advice, training techniques, product designs and specifications, staff manuals, methods and techniques for conduct of the business, marketing and public relations information and techniques, together with all other proprietary information and know-how conveyed or conceived by you in the course of your relationship with the Company, and includes, but is not limited to:

(a)	Financial Information regarding budgets, accounts rendered, income, debts, profits, salaries and wages paid, assets and liabilities and bad debts;

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(b)

Supply and Service Information regarding goods and services supplied. The name and address of clients and customers to whom services were or are being supplied, terms of supply or service contracts or particular transactions or related information about potential suppliers to the extent that such information is not generally known to the public and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to the any of the Group Entities the details of which are not generally known;

(c)

Marketing Information regarding details about the position of any of the Group Entities in the marketplace or segments of the marketplace, their competitors’ positions in the market place or in segments of the market place, marketing plans and strategies;

(d)	Personnel Information regarding personnel histories, compensation, terms of engagement;

(e)

Client/Customer Information with regard to any compilation of past, existing and/or prospective clients and customers, particular client or customer transactions, proposals or agreements with clients or customers, the state of client or customer accounts;

(f)	Strategic Information regarding the goals and plans of any of the Group Entities including but not limited to target markets, target segments of markets, plans with regard to premises;

(g)

Tender Information regarding the methods by which any of the Group Entities calculates the amounts contained in its tenders, the methods by which it prepares its tenders, the information contained in its tenders;

(h)	Legal Information which is not generally available in the public domain, regarding the affairs or activities of any of the Group Entities;

(i)	General Business Information whether in writing or otherwise relating in any way to the business or affairs of any of the Group Entities;

(j)

Intellectual Property Information being information concerning research, copyright, patents, trademarks, designs, ideas, discoveries, inventions or other intellectual property of any of the Group Entities;

(k)	Information which, either orally or in writing, is designated or indicated by the Company as Confidential Information;

(l)	Information derived or produced partly or wholly from Confidential Information;

(m)	Information which is capable of protection at law or equity as confidential information; and

(n)	Information specified in sub-clauses (a) to (m) of any of the Group Entities.

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13.2.	During your employment and after the employment ends, regardless of the reason for the termination of your employment, you will, except as required by law:

(a)

Hold all Confidential Information in confidence and not discuss, communicate or transmit to others or make any unauthorised copy of or use the Confidential Information in any capacity, position or business unrelated to the Company and unauthorised by the Company;

(b)	Use the Confidential Information only in furtherance of proper Company-related reasons for which such information is disclosed or discovered;

(c)	Take all reasonable action that the Company deems necessary or appropriate, to prevent unauthorised use or disclosure of, or to protect the Company’s interests in, the Confidential Information; and

(d)	Immediately notify the Company of any suspected breach of this clause.

13.3.

The above does not apply to information that by means other than your deliberate or inadvertent disclosure enters a public domain nor to disclosures as compelled by judicial or administrative proceedings after you diligently try to avoid disclosure and afford the Company the opportunity to obtain assurances or relief that compel that disclosure will receive confidential treatment.

13.4.

Each part of the above is severable. If any provision or part of this clause 13 is held unenforceable by a court of competent jurisdiction, such a ruling shall not impair any other provision or part thereof that remains intelligible and capable of effect.

13.5.

The obligations of confidentiality imposed above are not intended to be in substitution for, or to in any way limit, the Duties of confidentiality which would rest with you (whether in equity or otherwise) if such specific obligations were not here provided for, and you acknowledge that your obligations of confidentiality are not necessarily restricted to the specific areas listed above.

13.6.	In this clause:

(a)	“Group Entities” means the entities listed below, along with their subsidiaries and Related Corporations:

(i) The Company;

(ii) any other associated entity of the Company.

(b)	“Related Corporation” means a related corporation (as defined by the Corporations Act 2001 (Cth) (as amended or replaced from time to time) of the Company.

14.	INTELLECTUAL PROPERTY

14.1.	You agree that all Intellectual Property Rights in and relating to the Work Product will be owned exclusively by the Company.

14.2.	You must provide to the Company any material that you created or that you possess containing, recording or relating to any Intellectual Property Rights in or relating to the Work Product.

14.3.

Before commencing as an employee of the Company, you must notify the Company if you own or are working on any Intellectual Property Rights that have use in or are related to the Field. You must obtain prior written approval if you wish to continue to do any such work in accordance with clause 14.4(b) below.

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14.4.	While you are an employee of the Company, you must:

(a)

promptly notify the Company in advance if you wish to (i) develop or create for yourself or any other person any Intellectual Property Rights that have use in or relate to the Field, or (ii) contribute to any open source or creative commons initiative or platform any Intellectual Property Rights that have use in or relate to the Field; AND

(b)

obtain prior written approval from the Company before you (i) develop, create, protect or publish any Intellectual Property Rights that have use in or relate to the Field, or (ii) contribute to any open source or creative commons initiative or platform any Intellectual Property Rights that have use in or relate to the Field. The Company may refuse or grant such approval in its sole discretion. Any such development or creation must not take place during work hours and must not utilise, improve on or be derived from Intellectual Property Rights of the Company or from Work Product.

14.5.

If you notify the Company in accordance with clause 14.4(a) and the Company grants written approval in accordance with clause 14.4(b), and you comply with clause 14.4(b), the Company will not obtain ownership of any Intellectual Property Rights which were the subject of the Company’s approval.

14.6.	You unconditionally and irrevocably assign to the Company all present and future Intellectual Property Rights which:

(a)	are in or related to the Work Product;

(b)	you fail to notify the Company of in accordance with clause 14.3(a) or 14.4(a); or

(c)	the Company does not grant its approval for in accordance with clause 14.4(b).

14.7.	You acknowledge that you do not acquire any rights in respect of Intellectual Property Rights owned by the Company by reason of your employment with the Company.

14.8.

You must not without the Company’s prior written consent, use, duplicate, reproduce, adapt, publish or disclose any Intellectual Property Rights owned by the Company or any Confidential Information, other than in the course of performing your Duties. Without limitation, you must not contribute any Work Product to open source or creative commons initiatives or platforms.

14.9.

You must not bring to the Company any work or Intellectual Property Rights that belong to a prior employer. You warrant and guarantee that any Work Product and any rights (including Intellectual Property Rights) provided or to be provided by you to the Company, were, are and will be generated from your own effort and creation and do not copy or plagiarise any third party design or concept and do not breach or infringe any third party rights, including Intellectual Property Rights. Without limitation, you must not use any open source or creative commons software in Work Product without the express permission of the Company.

14.10.

You will not personally or through the assistance of another person, directly or indirectly, commit any act which may invalidate, jeopardise or put in dispute the Company’s title to the Intellectual Property Rights described in clause 14.6.

14.11.

You unconditionally and irrevocably consent to the Company (and all persons authorised by the Group Entities) doing, or omitting to do, anything which would infringe or breach your Moral Rights in the Work Product and you irrevocably waive and agree not to enforce any Moral Rights you may have in the Work Product.

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14.12.	You must execute all documents and do all acts and things the Company may reasonably request to give full effect to the Company’s rights under this clause 14, including:

(a)	executing all documents and doing all other acts and things to vest ownership in the Company of any Intellectual Property Rights in and relating to the Work Product;

(b)

executing all documents and doing all other acts and things as are necessary to secure or register in the Company’s (or its nominee’s) name any such patent, registered design, copyright or other protection as the Company may think fit in Australia and elsewhere and to vest the protection and benefit of all rights in any such patent, registered design, copyright or other protection in the Company (or its nominee) absolutely or as the Company may direct and to maintain such patent, registered design, copyright or other protection in force or extend its term; and

(c)	giving evidence or testimony regarding your role in the creation of any Work Product.

14.13.	You agree to appoint the Company as a power of attorney to execute any document and do any act or thing in relation to this clause 14 in your name and on your behalf.

14.14.

None of the Group Entities will be under any obligation to apply for or seek to obtain patent, design or other protection in relation to any rights or property assigned to or vesting in any of the Group Entities under this Contract (including without limitation any improvements, inventions, processes, systems or designs) nor in any way to use, exploit or seek the benefit from any of those things.

14.15. The obligations in this clause 14 survive termination of this Contract.

14.16. In this clause 14:

(a)	“Duties” means the duties set out in clause 3 and the Position Description at Appendix A to this Contract.

(b)	“Group Entities” means the entities listed below, along with their subsidiaries and Related Corporations:

(i)	the Company; and

(ii)	any other associated entity of the Company.

(c)

“Intellectual Property Rights” includes all rights in relation to patents, copyright, registered designs, registered and unregistered trademarks, trade secrets, know-how, all other intellectual property as defined in article 2 of the Convention establishing the World Intellectual Property Organisation of July 1967 including without limitation any right to register those rights, whether created before or after the date of this Contract, whether existing in Australia or any other country, and in all cases for the duration of those rights.

(d)	“Field” means software and hardware solutions for the electric vehicle industry.

(e)	“Moral Rights” means:

(iii)	a right of attribution or authorship;

(iv)	a right not to have authorship falsely attributed;

(v)	a right of integrity of authorship; or

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any other similar rights arising under statute, including the Copyright Act 1986 (Cth) or any other law including any law outside of Australia.

(f)	“Related Corporation” means a related corporation (as defined by the Corporations Act 2001 (Cth) (as amended or replaced from time to time) of the Company.

(g)

“Work Product” means any works that you create, and the results and products of all work you perform, whether alone or with others, whether during or outside office hours, during the period of your employment with the Company, that:

(i)	are within the scope of your employment with the Company or are part of your Duties;

(ii)	are created at Company facilities or using Company property;

(iii)	are created, based upon, using or improving Company Intellectual Property Rights;

(iv)	are applicable, relevant or potentially applicable to the business for the time being carried on by any of the Group Entities; or

(v)	you provide to the Company as your work,

and includes without limitation ideas, inventions, discoveries, literary works, models, designs, images, logos, drawings, plans, software, algorithms and reports.

15.	AGREEMENT NOT TO SOLICIT EMPLOYEES, CUSTOMERS AND SUPPLIERS

15.1.	The Employee covenants that during their employment and following termination of their employment, for the time periods specified in Item 18 of Schedule A, the Employee will not:

(a)

solicit, interfere with, or entice or endeavour to entice away from the Company or any Related Corporation of the Company anyone who was at the time during the 12-month period immediately prior to the termination of the Employee’s employment, an employee of, contractor to, or agent of the Company or any Related Corporation of the Company and with whom the Employee had dealings;

(b)

canvass, solicit or endeavour to entice away from the Company or any Related Corporation of the Company any of the Company’s or any Related Corporation of the Company’s Clients or Suppliers (including any person in the process of being engaged as a Client or Supplier) and with whom the Employee had dealings or of whom the Employee had knowledge of during the 12 months immediately prior to the termination of the Employee’s employment;

(c)

perform work for, including without limitation as an employee, either directly or indirectly for any of the Company’s or any Related Corporation of the Company’s Clients or Suppliers (including any person in the process of being engaged as a Client or Supplier) and with whom the Employee had dealings or of whom the Employee had knowledge of during the 12 months immediately prior to the termination of the Employee’s employment;

(d)	counsel, procure or otherwise assist any person to do any of the acts referred to in sub-clauses (a), (b) and (c) above.

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15.2.

This clause 15 will be construed and have effect as if they were a number of separate subclauses which result from combining each sub-clause of 15.1 and Item 18 of Schedule A. Each resulting sub-clause is severable from each other resulting sub-clause and if any one of the separate sub-clauses (or parts thereof) shall be invalid or unenforceable for any reason, such invalidity or unenforceability will not affect the validity or enforceability of the other separate sub-clauses (or parts thereof).

15.3.	The Employee agrees that each of the restraint obligations imposed by this clause:

(a)	are reasonable;

(b)	prevents untoward damage and loss to the Company and any Related Corporation of the Company;

(c)	extends no further (in any respect) than is reasonably necessary, particularly given the Company operates globally;

(d)	has been duly compensated to the Employee by the Company; and

(e)	is to reasonably protect the Company’s and any Related Corporation’s assets and liabilities and management strategies.

15.4.

The Employee’s promises set forth in this clause 15 are reasonable and necessary to protect and preserve the business of the Company and any Related Corporation of the Company. The Employee acknowledges that irreparable loss and damage will be suffered by the Company and any Related Corporation of the Company should the Employee breach any of their promises set out herein. The Employee accordingly, agrees and consents that, in addition to all the remedies provided at law or in equity, the Company and any associated entities of the Company shall be entitled to temporary and permanent injunctions to prevent a breach or contemplated breach of any of the terms and conditions of this clause.

15.5.	For the purposes of this clause 15:

(a)	“Clients” means any natural person or persons, partnership, association or corporate who at any time during this Contract were or are a Client or Customer of the Company or any Related Corporation.

(b)	“Intellectual Property” has the meaning set out in clause 14.

(c)	“Related Corporation” means a related corporation (as defined by the Corporations Act 2001 (Cth) (as amended or replaced from time to time) of the Company.

(d)	“Supplier” means any natural person or persons, partnership, association or corporate who at any time during this Contract supplied any products of services to the Company or any Related Corporation.

16.	AGREEMENT NOT TO COMPETE

16.1.

The Employee covenants with the Company that the Employee will not, whether individually or as principal, agent, partner, joint venture, shareholder (except as shareholder in a company whose shares are quoted on an Australian Stock Exchange) directly or indirectly without the previous consent, in writing, of the Company be concerned or interested or employed in a Competing Business, or manage or operate or participate in the management or operation of any activities of a Competing Business or which are or are likely to be in competition with the Company during the Employee’s employment, and for the periods specified in Item 19 of Schedule A and in the areas specified in Item 20 of Schedule A, and the Employee covenants at the time of the termination of this Contract or during any such period thereof.

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16.2.	This excludes roles on Standards or Certification bodies, Councils, Industry Bodies or Advisory Boards.

16.3.

This clause 16 shall have effect as if it were a number of separate clauses each one being severable from the others, such separate clauses consisting of the covenants set out in clause 16 combined with each separate period referred to in Item 19 of Schedule A combined with each separate area referred to in Item 20 of Schedule A and if any of the separate clauses shall be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of any other separate clause.

16.4.	The Employee agrees that each of the restraint obligations imposed by this clause:

(a)	are reasonable;

(b)	prevents untoward damage and loss to the Company and any Related Corporation of the Company;

(c)	extends no further (in any respect) than is reasonably necessary;

(d)	has been duly compensated to you by the Company; and

(e)	is to reasonably protect the Company’s and any Related Corporation of the Company’s assets and liabilities and management strategies.

16.5.

The Employee’s promises set forth in this clause 16 are reasonable and necessary to protect and preserve the business of the Company and any associated entities of the Company. The Employee acknowledges that irreparable loss and damage will be suffered by the Company and any Related Corporation of the Company should the Employee breach any of their promises set out herein. The Employee accordingly, agrees and consents that, in addition to all the remedies provided at law or in equity, the Company and any associated entities of the Company shall be entitled to temporary and permanent injunctions to prevent a breach or contemplated breach of any of the terms and conditions of this clause.

16.6.	For the purposes of this clause 16:

(a)

“Competing Business” means any business, organisation or enterprise in the industry specified in Item 21 of Schedule A that offers services of a similar nature to the services provided by the Company or any Related Corporation.

(b)	“Related Corporation” means a related corporation (as defined by the Corporations Act 2001 (Cth) (as amended or replaced from time to time) of the Company.

17.	POLICIES AND PROCEDURES

17.1.

Your acceptance of this Contract indicates that you also agree to the terms contained in all policies and procedures of the Company as advised and amended from time to time. The Company’s policies and procedures do not however, form part of this Contract and are not binding on the Company.

17.2.

Where a policy or procedure refers to obligations the Company has, those obligations are not terms of this Contract, rather they are guidelines only. The Company may observe, vary or disregard at its sole discretion the guidelines, having regard to the Company’s operational requirements and/or legal obligations from time to time.

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18.	HEALTH AND SAFETY

18.1.

You are required to perform your duties in a safe manner, ensuring that you do not undertake any activity which may cause injury to yourself, clients or your co-workers. This includes following health and safety requirements, guidelines and procedures as instructed by your Manager (including but not limited to requirements with regard to personal protective equipment). Should you have an injury at work or see damaged equipment, you must immediately advise your Manager.

19.	MEDICAL CHECKS

19.1.

The Company at all times reserves the right to direct you, at the Company’s expense to undergo a medical examination from a medical practitioner nominated by the Company and reasonably agreed to by the Employee, where the Company has reasonable cause to suspect a medical condition that may compromise the performance of your duties or fitness to work, or the Company’s legal obligations under any legislation or at Common Law.

20.	OTHER EMPLOYMENT

20.1.

Except with the express written consent of the Company, you will not, during your employment with the Company, directly or indirectly be concerned in any other employment, business, interest, non-public shareholding or position which may constitute a conflict of interest to that of the Company or affect your ability to carry out your duties or responsibilities under this Contract.

20.2.	You are required to notify the Company of any employment, business, interest, non-public shareholding or position you have or desire to take up outside of your employment with the Company.

21.	SECURITY & SURVEILLANCE

21.1.

The Company may, at any, time monitor your use of the Company’s systems, including but not limited to material stored, the use of phone, internet and email systems in accordance with the Company’s policies as amended from time to time.

22.	ACKNOWLEDGEMENT

22.1.	You acknowledge you have read and understood the contents of this Contract and have had the opportunity to seek independent advice in relation to this Contract before signing.

23.	VARIATION

23.1.	No addition, variation or modification of any provision of this Contract will be of any force or effect unless agreed to in writing and signed by you and the Company.

24.	GOVERNING LAW OF THE CONTRACT

24.1.

This Contract will be governed by and interpreted in accordance with the laws of the State/Territory specified in Item 22 of Schedule A, and both parties submit to the non-exclusive jurisdiction of the Courts and Tribunals of the State/Territory specified in Item 22 of Schedule A.

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25.	SEVERABILITY

25.1.

Any provision of this Contract (or part thereof) which is or becomes illegal, void or unenforceable will be ineffective to the extent only of such illegality, voidness or unenforceability and will not invalidate the remaining provisions.

26.	ENTIRETY OF THE CONTRACT

26.1.

This Contract (including any Schedules or Annexures attached to this Contract) is the entire agreement of the parties in relation to your employment. All prior representations, warranties, etc. are merged and superseded by this Contract.

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SIGNED by JANE HUNTER:
JANE HUNTER

Date
SIGNED by Robert Tichio for and on behalf of
TRITIUM PTY LTD ACN 095 500 280
Robert Tichio
Chairman of the Board, Tritium DCFC Ltd

Date

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SCHEDULE A

Item

1.	Employer	Tritium Pty Ltd ACN 095 500 280

2.	Employee	Jane Hunter

3.	Position (clause 1.1)	Chief Executive Officer

4.	Reports To (clause 1.2)	The Chairman of the Board of Directors of Tritium DCFC Ltd

5.	Employment Commencement Date (clause 1.3)	30 September 2019

6.	Contract Commencement Date (clause 1.4)	14 January 2022

7.	Employment Status (clause 1.6)	Full-Time

8.	Applicable Legislation (clause 1.7)	Fair Work Act 2009 (Cth) (as amended from time to time)

9.	Probation Period (clause 2.1)	Not Applicable

10.	Location (clause 5.1)	Murarrie, Brisbane. The role requires extensive global travel, therefore the temporary and permanent location of work is subject to reasonable direction by the Chairman of the Board of Directors.

11.	Remuneration (clause 6.1)	Base salary USD $450,000 (gross) per annum, exclusive of Superannuation USD shall be converted to AUD at the Australian Reserve Bank spot rate on the day of payroll processing.

12.	Other Benefits (clause 6.7)

SHORT TERM INCENTIVE PLAN

(i)  Annual short-term incentive (“STI”) of 1x base salary exclusive of superannuation [currently $450,000 USD]. Incentive to be paid out in cash or up to a maximum of 50% cash-equivalent performance rights for ordinary shares in Tritium DCFC plus 50% cash, at the Board’s final discretion.

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Item

(ii)  Eligibility for 50% of the annual STI will be assessed against Key Performance Indicators (“Goals”) for the calendar year as set by the Board of Directors for the calendar year for the Organisation. Year 1 (“Calendar year 2022”) is to be paid pro rata of the annual amount, based on the Contract Commencement Date [Item 6].

(iii)   The cash payout component of the STI will occur as part of the normal payroll, in the quarter following 31 December each year of the term.

(iv) Any performance rights for ordinary shares component of the STI will be valued at the 20-day volume weighted average price (“VWAP”) as at the date of entitlement and issued via an offer letter in the first available trading window following 31 December of each year of the term. The offer letter will entitle you to request issue of the shares at a date of your nomination.

(v)   50% of the total possible STI will be fixed/guaranteed, with the remaining 50% being assessed against the Goals.

(vi) Goals are to be determined by the Board, but the majority of the targets (>75% of the value) will be linked to: (i) revenue, (ii) EBITDA, (iii) gross margin and (iv) capex/cash burn.

(vii)  An STI bonus will be paid to the Employee for services rendered to the Company from 30 June 2021 to 31 December 2021 and pursuant to her then current contract, in the sum of $76,500 AUD.

LONG TERM INCENTIVE PLAN/ EQUITY GRANT

(i)  In further consideration of the Services to be rendered under this Agreement, on 1 January 2023, Employee shall be eligible to receive an equity grant of performance rights for ordinary shares in Tritium DCFC Limited (“ListCo”) with a total gross value of 160% of base salary [currently equal to seven hundred and twenty thousand dollars ($720,000 USD)] based on the 10-day VWAP as from the Contract Commencement Date [Item 6] (“Initial Grant”).

(ii)  The Initial Grant will vest over a period of three years with one-third (1/3) of the Initial Grant vesting on 1 January, from 2023 onwards (“Annual Vesting Date”).

(iii)   Employee must remain employed with the Company (or another company within the ListCo group) through the applicable Annual Vesting Date in order to remain eligible for vesting of the upcoming Grant.

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Item

(iv) Employee’s entitlement to the Initial Grant is subject to the terms and conditions of the formal offer of the Initial Grant to be provided to Employee, and the terms of the Tritium DCFC Limited Long Term Incentive Plan (“LTIP”) under which the Initial Grant is to be offered. The Employee shall also receive annual equity award grants on the anniversary date of the Initial Grant (to be issued in the next available trading window by offer letter that will entitle you to request issue of the shares at a date of your nomination) pursuant to the LTIP with a target value equal to 160% of Executive’s annual Base Salary (currently $720,000 USD) based on the 20-day VWAP as at 1 January, from 2024 onwards (“Additional Grants”).

(v)   The terms and conditions applicable to the Additional Grants shall be the same as the terms and conditions of the Initial Grant.

(vi) Employee shall also be entitled to an LTI bonus payment of 50,000 performance rights for ordinary shares in Tritium DCFC Limited (“ListCo”) for services rendered from 1 July 2021 to 31 December 2021 to be issued in the next available trading window by offer letter that will entitle you to request issue of the shares at a date of your nomination.

(vii)  If there is a material inconsistency between the LTIP or a share offer letter and this Contract, this Contract will prevail to the extent of any direct inconsistency.

VEHICLE

A Company electric vehicle will be made available to the Employee, equivalent of a Tesla Model S through a tax-effective arrangement. Servicing and insurance covering any Tritium employee and unlisted drivers unless under 25 years old, in which case they must be named, will be covered by the Company.

LIFE INSURANCE

The Company shall reimburse or pay for a life insurance policy for the Employee, insuring the employee to the value of 6 (six) times their annual base salary (exclusive of superannuation).

TAX PREPARATION

In acknowledgement of the extensive travel that the Employee shall need to undertake for the business, and the resulting triggers in relation to payroll withholding taxes in Tritium’s global jurisdictions where the employee shall perform work, the Company will fund by a tax agent of the Company’s selection, the preparation, advice and submission costs for the employee’s annual tax returns in Australia, the USA and any other jurisdictions where an Employee tax return is required.

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Item

VISA SERVICES

The Company will provide visa services for the Employee to facilitate their work-related travel. Further, the Company will provide visa services for the Employee’s partner and children in the event that the Employee wishes to bring their family on work-related travel at Employee’s own cost.

13.	Hours of Work (clause 7.1)

1.   As a full-time employee, your hours of work will be an average of 38 ordinary hours per week to be worked between 8:30am to 5:00pm from Monday to Friday averaged over a 26-week period in accordance with the Applicable Legislation. However, due to the nature of the Company’s business and your Position, you acknowledge and agree that in addition to this, you may also be required to perform reasonable additional hours from time to time, including work on evenings and weekends.

2.   As your remuneration has been set at a level that takes into account your ordinary hours and any additional hours you may be required to perform your duties, you are not entitled to any additional payment or benefit for overtime or any other work performed in addition to your ordinary hours.

14.	Annual Leave Loading (clause 8.1(b))	You are not entitled to annual leave loading.

15.	Remuneration Acknowledgement (clause 6.8)

High Income Guarantee

(a)   In light of the level of your remuneration, you acknowledge that:

(i)  your employment may otherwise be, but for this Contract, covered by a Modern Award;

(ii)  this Clause of the Contract is an undertaking to pay you an amount of earnings as provided under this Contract (being in excess of the high income threshold as defined by the Applicable Legislation) in relation to the performance of work during a period of 12 months or more (“Undertaking”); and

(iii)   by signing this Contract, you accept and agree that, by accepting the Undertaking, you are no longer bound by any Modern Award.

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Item

(b)   You acknowledge that your remuneration otherwise includes all legal entitlements you have to payment for the work performed and as such you are not entitled to any further payment for work performed in accordance with this Contract. You expressly agree that the Company may set off your remuneration against any entitlement you may have under any industrial instrument to payment for work performed.

16.	Notice Period (clauses 9.1 and 9.2)

The Company will pay an amount equal to:

•  12 months base salary, calculated on the base salary as at the effective termination date; plus

•  One year’s STI, calculated at 100% of the total possible STI for the full STI year (i.e. not pro rata), as at the effective termination date; plus

•  Accelerated vesting of unvested LTI,

if the Employee is terminated for a reason other than a reason set out in clause 9.5.

Termination under clause 9.5:

The Company will pay wages and entitlements up to and including the termination date.

Termination by Employee by way of resignation:

The Employee will provide the Company with 6 months’ notice in writing.

17.	Change of Control Payment (clause 12)

The Company will pay an amount equal to:

•  24 months base salary, calculated on the base salary as at the effective date of the Change of Control; plus

•  two (2) year’s STI, calculated at 100% of the total possible STI for the full STI year, multiplied by 2 (i.e. not pro rata), as at the effective date of the Change of Control; plus

•  Accelerated vesting of unvested LTI.

18.	Time Period (Clause 15)

The time periods of the restraint referred to in clause 14 are:

(a)   twelve (12) months, or if that time period is deemed invalid or unenforceable then;

(b)   six (6) months, or if that time period is deemed invalid or unenforceable then;

(c)   two (2) months, after the termination of this Contract.

19.	Time Period (Clause 16.1)	The time periods of the restraint referred to in clause 16.1 are: (a) six (6) months, or if that time period is deemed invalid or unenforceable then;

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Item
(b) two (2) months, or if that time period is deemed invalid or unenforceable then; (c) one (1) month, after the termination of this Contract.

20.	Area (Clause 16.1)

The areas of the restraint referred to in clause 16.1 are:

(a)   globally, or if that is deemed invalid or unenforceable then;

(b)   the country in which you have spent the majority of your time working since the contract commencement date in Item 6 of this schedule, or if that is deemed invalid or unenforceable then;

(c)   15km, or if that area is deemed invalid or unenforceable then;

(d)   10km, or if that area is deemed invalid or unenforceable then;

(e)   5km.

21.	Industry (clause 16.6)	EV Charging Industry

22.	State/Territory (clause 24.1)	Queensland

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SCHEDULE B: POSITION DESCRIPTION

Chief Executive Officer

Purpose:

Responsible for management of the organisation and its operations by way of delegated authority from the Board of Directors. Develop and meet Strategic Company

Objectives.

Principal Role Responsibilities:

•	Develop and implement Strategic Objectives and Budgets for review and approval by the Board.

•	Develop and continue to improve the safety culture and record at Tritium.

•	Develop and implement KPIs that facilitate the Strategic Objectives and conduct performance assessment of staff against the KPI’s.

•	Ensure the on-time and on-budget delivery of company-wide projects.

•	Identify and manage operational and corporate risks for the Company where those risks could have a material impact on the Company – formulate strategies for managing and mitigating those risks.

•	Develop and implement a manufacturing strategy for Board approval that results in lower cost of manufacture and increased margins.

•

Ensure the Board is kept informed of material developments in the Company’s affairs, operations and business in a timely and accurate manner so as to reasonably position the Board to fulfil its governance responsibilities.

•	Where proposed transactions, commitments or arrangements exceed the Delegation of Authority set by the Board, refer matters to the Board for their review and approval.

•	Manage the Company’s financial reporting system and financial controls to ensure accurate and timely financial reporting and prudential financial risk management.

•	Implement and make available to staff, policies and processes that facilitate the optimal business operations of the Company and manage risk.

•	Continually review, update and communicate the Tritium behaviours and values.

•	Create and sustain a culture of innovation and technical excellence.

•	Supervise the production of the Product/Technology roadmap to optimally position Tritium in the EV charging market.

•	Provide management oversight across the Company to ensure efficient and effective functioning of the organisation.

•	Provide strong and clear leadership internally within Tritium and externally to the organisations key stakeholders.

•	Maintain awareness of political, governmental, business and industry environments on a local and global level and work to shape policies, standards and laws to Tritium’s business advantage.

•	Participate in appropriate business and professional associations, networks and activities to further Tritium’s business interests.

•	Appoint and manage key executive and management staff.

•	Review and maintain the organisational structure in order to best facilitate the business’ aims.

•	Manage the Operations function so as to successfully manufacture and deliver the Company’s products to achieve revenue and margin targets.

•	Oversee any legal matters on foot or pending so as to mitigate legal risk and minimise cost to the Company.

•	Continually work to improve contribution margins.

•	Provide assistance to regional Presidents to help them execute their strategy and achieve their budget.

•

Manage the development of a global support capability for Tritium’s products, including establishing a service level agreement framework under which our regional leaders can negotiate profitable support services with their customers.

•	At all times act with integrity and in accordance with Tritium’s values and behaviours.

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Health, Safety & Environment

In the interest of personal safety, all employees have an obligation to:

•	Comply with all safe work practices, rules, procedures and instructions with the intent of avoiding injury to themselves and others, damage to plant or equipment and environmental pollution.

•	Take reasonable care for the health and safety of themselves and others.

•	Wear personal protective equipment and clothing where required.

•	Comply with any reasonable direction given by Management for environmental, health and safety.

•	Not misuse or interfere with any environmental or health and safety equipment provided.

•	Report all near misses, accidents and incidents on the job immediately.

•	Report all known or observed hazards to their Supervisor or Manager immediately.

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